Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter and Recent Highlights:

-	Record fourth quarter net revenues and Adjusted EBITDA
-	The Strat rebranding and renovations completed; property positioned for long-term growth
-	Improved performance from all legacy businesses year over year
-	Launched new loyalty program, True Rewards, available in over 140 casino resorts and distributed locations

LAS VEGAS – March 12, 2020 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment”, “Golden” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2019.

Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Golden generated record fourth quarter revenue and Adjusted EBITDA as we again achieved growth across our Casinos and Distributed Gaming operations. In the fourth quarter, total revenue rose approximately 15% and Adjusted EBITDA increased more than 25%. The strong operating results reflect contributions from the Laughlin properties that we acquired last January as well as year-over-year growth at all of our other properties and distributed gaming operations.

“During the fourth quarter, we focused on completing our renovations and rebranding initiatives for The Strat. Since beginning our remodel mid-2018, we have created an entirely new and modern guest experience at the property. In the fourth quarter we completed the renovations of the main casino, the front desk and the VIP check in, as well as the remodel of an additional 126 rooms. With almost 600 rooms now remodeled, we have updated approximately 25% of the hotel’s room base and will continue regular room updates as part of our ongoing capital plan. In addition, we have made significant upgrades to our F&B offerings, created new experiences in the iconic SkyPod, added award-winning entertainment and completely updated the property’s exterior. We have been able to make all of these renovations with an investment of approximately $110 million. The Strat is now positioned to better service its existing customers as well as compete for future customers.

“True Rewards, our new loyalty program, has been introduced across more than 140 of our casino resorts and distributed locations which will give us new opportunities to drive customer retention and wallet share. With the largest location network of any casino loyalty program in the industry, Golden now offers a unified rewards program across our casino, tavern and third-party operations. This provides us a unique opportunity to reward our customers across a range of activities from a Strip experience to a local tavern happy hour.

“In addition, both our Nevada and Montana distributed gaming operations continue to generate attractive organic growth. Our long operating history and expertise across multiple markets allows us to maintain our leadership in Nevada and Montana which we believe will also provide Golden opportunities for potential expansion into new jurisdictions.

“In 2020, our focus will be on optimizing business operations and generating cash for our balance sheet which will allow us to reduce leverage and provide strategic flexibility as we evaluate future opportunities.”

Consolidated Results

The Company reported record fourth quarter revenues of $242.1 million, up 15.2% from $210.1 million in the fourth quarter of 2018. Net loss for the fourth quarter of 2019 was $7.7 million, or a loss of $0.28 per share, compared to a net loss of $25.3 million, or $0.90 per share, in the fourth quarter of 2018. Adjusted EBITDA increased 25.1% to $43.1 million for the fourth quarter of 2019 compared to $34.4 million for the fourth quarter of 2018. Results for the fourth quarter of 2019 include the operations of the Edgewater and Colorado Belle Casino Resorts acquired by the Company on January 14, 2019.

Casinos

Casino revenues grew 21.4% to $150.2 million in the fourth quarter of 2019 compared to $123.7 million in the fourth quarter of 2018. Casino Adjusted EBITDA grew 19.2% to $41.7 million compared to $35.0 million in the same quarter of 2018.

Year over year casino segment growth in the fourth quarter was driven by the Company’s acquisition of Edgewater and Colorado Belle Casino Resorts in Laughlin, Nevada in January 2019, as well as by revenue and Adjusted EBITDA growth at each of Golden’s legacy casino operations.

Distributed Gaming

Distributed Gaming revenues increased 6.3% to $91.7 million from $86.3 million in the fourth quarter of 2018. Distributed Gaming Adjusted EBITDA grew 14.4% to $13.2 million from $11.6 million in the same period of 2018.

In Nevada, continued growth from the Company’s wholly-owned tavern portfolio, which added six new locations since the prior-year period, as well as stabilized performance from the Company’s chain store locations, contributed to improved results. In Montana, the Company continued to add new locations and benefited from ongoing exclusive access to high-performing slot products.

The Strat Renovations Update

As of December 31, 2019, all of the significant renovations planned for The Strat were completed. In the fourth quarter of 2019, Golden completed the renovation of the casino floor and the front desk as well as the renovation of 126 hotel rooms. Since the beginning of The Strat renovation work in June 2018, Golden has renovated 574 hotel rooms (which are in addition to the approximately 300 hotel rooms that were renovated immediately prior to the Company’s acquisition of the property in October 2017), has opened a new tap house, lounge and sports book, and has completed renovations to the SkyPod at the top of the Tower. These renovations include a remodeled gift shop and food and beverage outlets, improvements to the SkyJump experience, and renovations to the Top of the World Restaurant. Golden also upgraded other food and beverage outlets (including the Strat Café and Starbucks) and updated exterior lighting and landscaping surrounding the property.

As of December 31, 2019, the Company had invested a total of approximately $90 million on The Strat renovations since June 2018, including $21 million in the fourth quarter of 2019. An additional $20 million is anticipated to be spent in the first quarter of 2020 related to renovations primarily completed in 2019, bringing the total project cost to approximately $110 million.

Balance Sheet Highlights

As of December 31, 2019, the Company had cash and cash equivalents of approximately $112 million and total outstanding debt of $1.15 billion consisting primarily of a $772 million first lien term loan maturing in October 2024 and $375 million of senior notes due April 2026, with no borrowings outstanding under the Company’s $200 million revolving credit facility.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, March 12, 2020 at 5:00 p.m. Eastern Time, to discuss the fourth quarter 2019 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 5974829. A replay will be available beginning at 8:00 p.m. ET on March 12, 2020 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 5974829. The replay will be available until March 15, 2020. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: future financial and operating results; future leverage reductions; anticipated additional expenditures on The Strat renovations; proposed future capital expenditures, investments and property improvements; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; the impact of coronavirus (COVID-19) on our business; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, which measure the Company believes is appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA provides useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition and severance expenses, loss (gain) on disposal of property and equipment, share-based compensation expenses, preopening and related expenses, change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation. The Company defines “Preopening and related expenses” as inclusive of rent, organizational costs, non-capital costs associated with the opening of tavern and casino locations, and expenses related to The Strat rebranding and the launch of the True Rewards loyalty program.

About Golden Entertainment, Inc.

Golden Entertainment owns and operates gaming properties across two divisions – casino operations and distributed gaming. Golden operates approximately 17,500 slots, 150 table games, and 7,318 hotel rooms, and provides jobs for approximately 8,000 team members. Golden owns ten casino resorts – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden operates video gaming devices at over 1,000 locations and owns over 60 traditional taverns in Nevada. Golden is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
President and Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
Gaming	$146,197	$131,003	$578,803	$525,176
Food and beverage	49,962	42,429	202,933	170,453
Rooms	30,045	25,068	132,193	106,805
Other	15,930	11,625	59,481	49,360
Total revenues	242,134	210,125	973,410	851,794
Expenses
Gaming	84,787	78,994	334,941	311,657
Food and beverage	40,278	34,663	159,728	138,114
Rooms	15,457	12,164	62,510	49,129
Other operating	4,924	3,876	21,333	15,332
Selling, general and administrative	55,560	48,712	225,848	183,892
Depreciation and amortization	29,740	23,035	116,592	94,456
Acquisition and severance expenses	393	633	3,488	3,740
Preopening expenses	175	313	1,934	1,171
Loss on disposal of assets	320	2,267	919	3,336
Total expenses	231,634	204,657	927,293	800,827
Operating income	10,500	5,468	46,117	50,967
Non-operating income (expense)
Interest expense, net	(18,174)	(16,928)	(74,220)	(64,028)
Loss on extinguishment and modification of debt	—	—	(9,150)	—
Change in fair value of derivative	(79)	(4,109)	(4,168)	1,786
Total non-operating expense	(18,253)	(21,037)	(87,538)	(62,242)
Loss before income tax benefit (provision)	(7,753)	(15,569)	(41,421)	(11,275)
Income tax benefit (provision)	81	(9,745)	1,876	(9,639)
Net loss	$(7,672)	$(25,314)	$(39,545)	$(20,914)

Weighted-average common shares outstanding
Basic	27,841	27,992	27,746	27,553
Dilutive impact of stock options and restricted stock units	—	—	—	—
Diluted	27,841	27,992	27,746	27,553
Net income (loss) per share
Basic	$(0.28)	$(0.90)	$(1.43)	$(0.76)
Diluted	$(0.28)	$(0.90)	$(1.43)	$(0.76)

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31, 2019
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total revenue	$133,852	$16,346	$72,776	$18,955	$205	$242,134

Net income (loss)	$13,288	$3,873	$7,005	$621	$(32,459)	$(7,672)
Depreciation and amortization	22,774	949	3,764	1,757	496	29,740
Preopening and related expenses	61	-	67	-	135	263
Acquisition and severance expenses	51	-	-	-	342	393
Asset disposal and other writedowns	363	(1)	19	(61)	-	320
Share-based compensation	-	-	-	-	1,223	1,223
Other, net	95	-	52	-	475	622
Interest expense, net	264	1	15	1	17,893	18,174
Change in fair value of derivative	-	-	-	-	79	79
Income tax benefit	-	-	-	-	(81)	(81)
Adjusted EBITDA	$36,896	$4,822	$10,922	$2,318	$(11,897)	$43,061

	Three Months Ended December 31, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total revenue	$107,852	$15,847	$69,577	$16,744	$105	$210,125

Net income (loss)	$12,658	$2,708	$5,104	$752	$(46,536)	$(25,314)
Depreciation and amortization	16,566	962	3,694	1,491	322	23,035
Preopening expenses	170	-	56	-	87	313
Acquisition and severance expenses	16	-	-	-	617	633
Loss (gain) on disposal of property and equipment	1,634	209	507	(83)	-	2,267
Share-based compensation	-	-	-	-	2,603	2,603
Other, net	28	-	39	7	20	94
Interest expense, net	35	1	(5)	5	16,892	16,928
Change in fair value of derivative	-	-	-	-	4,109	4,109
Income tax provision	-	-	-	-	9,745	9,745
Adjusted EBITDA	$31,107	$3,880	$9,395	$2,172	$(12,141)	$34,413

	Year Ended December 31, 2019
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total revenue	$545,231	$70,170	$285,012	$72,227	$770	$973,410

Net income (loss)	$64,034	$16,145	$25,536	$2,829	$(148,089)	$(39,545)
Depreciation and amortization	89,056	3,862	15,322	6,713	1,639	116,592
Preopening and related expenses	2,708	15	1,482	-	343	4,548
Acquisition and severance expenses	529	46	22	13	2,878	3,488
Asset disposal and other writedowns	1,026	98	96	(296)	385	1,309
Share-based compensation	11	-	5		10,108	10,124
Other, net	405	-	52	-	1,759	2,216
Interest expense, net	576	5	68	5	73,566	74,220
Loss on extinguishment and modification of debt	-	-	-	-	9,150	9,150
Change in fair value of derivative	-	-	-	-	4,168	4,168
Income tax benefit	-	-	-	-	(1,876)	(1,876)
Adjusted EBITDA	$158,345	$20,171	$42,583	$9,264	$(45,969)	$184,394

	Year Ended December 31, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total revenue	$446,507	$67,442	$273,326	$63,741	$778	$851,794

Net income (loss)	$67,359	$15,197	$23,124	$2,746	$(129,340)	$(20,914)
Depreciation and amortization	68,252	3,990	14,883	5,721	1,610	94,456
Preopening expenses	170	-	365	-	636	1,171
Acquisition and severance expenses	289	-	38	-	3,413	3,740
Loss (gain) on disposal of property and equipment	2,680	213	512	(69)	-	3,336
Share-based compensation	12	25	3	-	9,948	9,988
Other, net	188	-	401	7	492	1,088
Interest expense, net	103	7	84	9	63,825	64,028
Change in fair value of derivative	-	-	-	-	(1,786)	(1,786)
Income tax provision	-	-	-	-	9,639	9,639
Adjusted EBITDA	$139,053	$19,432	$39,410	$8,414	$(41,563)	$164,746